Exhibit 99.2

Supplemental Information regarding the Company, dated February 4, 2020

The supplemental information regarding PAR Technology Corporation and its consolidated subsidiaries (which may be referred to herein as “PAR,” “Company,” “we,” “our” and “us,” unless otherwise specified or the context otherwise requires) set forth below shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Summary Business Information

PAR Technology Corporation

PAR Technology Corporation, through its wholly owned subsidiaries, ParTech, Inc. (‘‘ParTech’’) and PAR Government Systems Corporation, operates in two distinct reporting segments: Restaurant/Retail and Government. Our Restaurant/Retail segment provides point-of-sale (‘‘POS’’) hardware, software, and integrated technical solutions to the restaurant and retail industries. Our Government segment provides intelligence, surveillance, and reconnaissance solutions and mission systems support to the Department of Defense and other Federal agencies.

Restaurant/Retail Segment

We are a leading provider of POS solutions to restaurants and retail outlets. We derived approximately 65% and 67% of our total consolidated revenues from our Restaurant/Retail segment in the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively, 22% and 19% of which we derived from customers of Brink POS, services and hardware.

Our products and services consist of POS technology solutions, including our cloud-based, software-as-a-service (‘‘SaaS’’) Brink POS and on-premise POS PixelPoint solutions; our POS hardware platforms; and our installation, technical and maintenance support services.

Point-of-Sale Software. We are a leading provider of POS solutions to restaurants and retail. Primarily through Brink POS, we continue to expand our restaurant base and type of customers (from tier 1 to tier 4). As of September 30, 2019, Brink had an installed base of 9,019 restaurants. This compares to an installed Brink base of 7,449, 4,124 and 2,453 restaurants as of December 31, 2018, 2017, 2016, respectively, and as of the date of this information supplement, has an installed base of approximately 9,300 restaurants. Brink POS scales for use by single and multi-unit operators, franchisees, and enterprise customers. Brink POS is a leading solution for restaurants, particularly in the quick serve restaurant (‘‘QSR’’)/fast casual restaurant categories. A cloud POS platform, Brink POS eliminates the requirement for an in-store back-office server and simplifies software version control and organizational updates. Brink POS offers an open platform through which customers can integrate and take advantage of industry trends and features, including mobile/online ordering, loyalty programs, kitchen video systems, guest surveys, enterprise reporting, Restaurant Magic’s leading suite of back-office applications and other features relevant to a customer’s business. In the twelve months ended September 30, 2019, Brink represented$36 million of revenues in our Restaurant/Retail segment, as compared with $25 million, $19 million and $15 million in the years ended December 31, 2018, 2017 and 2016, respectively.

PixelPoint offers an on-premise integrated software solution that includes a POS software application, a self-service ordering function, back-office management, and an enterprise level loyalty and gift card information sharing application. The PixelPoint solution is primarily sold to QSR and independent table service restaurants through channel partners.

Our software applications and hardware platforms are designed to be complete and integrated solutions for multi-unit and individual restaurants, franchisees and enterprise customers in the three major restaurant categories: fast casual, quick serve, and table service. Each of these restaurant categories has distinct operating characteristics and service delivery requirements that are managed by Brink POS and PixelPoint. Both Brink POS and PixelPoint allow customers to configure their technology systems to meet their order entry, food preparation, inventory, and workforce management requirements, while capturing real-time transaction data at each location and delivering valuable business intelligence throughout the enterprise.

Back-office SaaS Software. Our recent acquisition of AccSys, LLC (‘‘Restaurant Magic’’) in December 2019, a leader in back-office subscription software for enterprise restaurants, further expands our broad suite of products in the restaurant technology solutions space. Restaurant Magic’s software, which was used by 5,350 restaurants as of September 30, 2019, leverages business intelligence and automation technologies to decrease food costs, manage labor and improve overall customer service. Its cloud software platform of back-office applications - Data Central® - provides restaurant managers with the necessary tools to achieve peak operational and financial efficiency; it integrates information from POS, inventory, supply, payroll and accounting systems to provide a comprehensive view of the restaurant’s operations. The Restaurant Magic solution is mobile-friendly, providing browser level access to all store level functions.

POS Hardware. PAR EverServ POS platforms are designed to reliably operate in harsh environments associated with food service. PAR EverServ platforms are durable and highly functioning, scalable, and easily integrated—offering customers competitive performance at a cost-conscious price. Our hardware platforms are compatible with popular third-party operating systems, support a distributed processing environment and are suitable for a broad range of use and functions within the markets served.

Our open architecture POS platforms are optimized to host our POS software applications, as well as many third-party POS applications, and are compatible with a variety of peripheral devices. We partner with numerous vendors that offer complementary in-store peripherals, such as cash drawers, card readers and printers to kitchen video systems, allowing us to deliver a completely integrated solution through one vendor.

Our hardware platform offerings are primarily comprised of three POS product lines: EverServ 600 Series, built with the rugged durability PAR is known for and is a value platform for operators that require reduced functionality. Its small ergonomic footprint is ideal for installations where space is at a premium. Its solid design is quiet, offers low power consumption, and minimizes maintenance; EverServ 8000 Series, designed and developed based on Intel processors, boasts a modern design and, while it is one of the smallest footprints available in the market, it is built to operate in harsh environments and endure high customer traffic and transaction activities; and EverServ tablets, designed to operate in rugged environments and features extended battery life. Our EverServ mobility family of hardware platforms also include a variety of docking and charging stations, the ability to use magnetic credit and debit cards and payment systems, hand and shoulder straps and holsters to support the variety of product applications.

Wireless Communications, Drive-Thru Systems. On September 30, 2019, we acquired assets of 3M Company’s Drive-Thru Communications Systems business, including the XT-1 and G5 headset systems and associated intellectual property. With this acquisition, our POS integrated solutions now include a comprehensive offering of wireless headsets for drive-thru order taking.

Services. We provide a complete portfolio of services to support our customers’ technology requirements during and after software and/or hardware deployments. We offer complete application training to our customers’ in-store staff and provide technical training to our customers’ information systems personnel. We provide installation, technical and life-cycle support for our products through support services, license and/or subscription agreements with our customers. We also offer depot repair and overnight—Advanced Exchange—service. In North America, we offer 24-hour help desk support from our diagnostic service centers, and on-site support through our field tech service network, which services the continental United States. Outside of the continental U.S., we similarly support our products by providing call center, installation, on-site, and/or depot repair services to our customers depending upon a customer’s geographic location. These services are delivered to our customers directly by us and by authorized third parties.

The restaurant market is fragmented and we support businesses of all sizes, from large corporations and their franchisees to single store operators. We believe our ability to offer comprehensive services including training, installation, maintenance, and technical support to a diverse set of customers differentiates us from our competitors.

Using a suite of software applications, our experienced service professionals provide customers with knowledge based diagnostic solutions to resolve customer service issues. Our service providers compile information about potential customer or product trends and opportunities, and provide this information to our remote service technicians, to assist them in diagnosing — in real-time — issues occurring at customer locations, reducing the need for physical on-site service calls. Our customer relationship management system allows our call center personnel to maintain customer profiles, including customer hardware and software details, service history and database of problem-resolutions, to maximize our service resolution effectiveness and customer satisfaction.

We work closely with our customers to identify and address the latest restaurant or retail technology requirements by creating interfaces to the latest innovations in operational equipment, including Europay, MasterCard and Visa (EMV), digital, and additional solutions located inside and outside of customer premises. PAR provides systems integration expertise to interface specialized components, including but not limited to video monitors, wireless networks and video surveillance, to meet requirements of its global customers.

Government Segment

Our Government segment provides a broad range of solutions and services for the U.S. Department of Defense (‘‘DoD’’) and federal agencies. It is focused on two principal offerings—Intel Solutions and Mission Systems.

ISR. We provide a variety of geospatial intelligence and situational awareness solutions for mobile and data center offerings. Our substantive, in depth expertise in these domains enables us to provide our government customers and large systems integrators with key technologies to support a variety of applications ranging from strategic enterprise systems to tactical in the field dismounted users. Additionally, we have developed a number of solutions relative to these advanced technologies and we provide integration and training support with respect to these solutions. ISR provides systems engineering support and software-based solutions to DoD research and development laboratories as well as operational commands. Our internal expertise ranges from theoretical and experimental studies to development and fielding of operational capabilities. Our employees are:

◾	experienced developers and subject-matter experts in DoD Full Motion Video (‘‘FMV’’);
◾	developers of geospatial and imagery data management, visualization, and exploitation solutions;
◾	leading the development of technologies to train and test artificial intelligence systems;
◾	developers of mobile computing applications for Android, iOS, and Windows;
◾	architecting privacy, compliance and governance for sensitive customer data; and
◾	developers of geospatial information system (‘‘GIS’’) solutions.

We are actively engaged in the development of mobility applications that support the needs of mobile teams with real-time situation awareness and distributed communications. ISR has a strong legacy in the advanced research, development and productization of geospatial information assurance (‘‘GIA’’) technology involving steganography, steg analysis, digital watermarking and digital media forensics. These enabling technologies have been used to provide increased protection and security of geospatial data. Intelligence, Surveillance, and Reconnaissance also provides scientific and technical support to the U.S. Intelligence Community.

Systems Engineering & Evaluation. We integrate and test a broad range of government and industry research and development solutions. We design, integrate and operate antenna data collection solutions for experimentation, demonstration, and test support. We also provide technical engineering and analysis services to intelligence community customers, supporting development and deployment of advanced prototypes and quick reaction systems.

Mission Systems

Satellite & Telecommunications Support. We provide a wide range of technical and support services to sustain mission critical components of the Department of Defense Information Network (DoDIN). These services include continuous 24/7/365 Satellite and Teleport facility operations and maintenance, engineering and installation services to include Inside and Outside Plant (ISP/OSP) services, and maintenance of infrastructure and information systems for low frequency (VLF), high frequency (HF) and very high frequency (VHF) ground-based radio transmitter/receiver facilities including high tower antennas. We operate and maintain satellite communications and teleport facilities with extremely high frequency (EHF) and super high frequency (SHF) satellite communication earth terminals, and supports telecommunications architectures including fixed submarine broadcast systems and High-Frequency Global Communications Systems (HFGCS). The DoD communications earth stations we operate are the primary communications systems utilized by the national command authority and military services to exercise command and control of the nation’s air, land and naval forces and provide support to allied coalition forces.

Space & Satellite Control Support. We specialize in supporting globally deployed operational forces by providing reliable 24/7/365 satellite control services for FLTSAT, UHF Follow-On, Polar EHF, and MUOS satellite constellations. In addition to satellite control center operations, we provide telemetry, tracking, and control mission planning for Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) operations, satellite ground systems sustainment, maintenance and upgrades, Communications Security (COMSEC) management, anomaly response, notification, resolution and process improvement, and emergency response and disaster recovery services. Our experience also includes launch and early orbit (L&EO) rehearsals and support and on-orbit operations training.

Information Systems Support. We provide comprehensive, dependable and secure information systems support services to the DoD and federal agencies. These services include ITIL-based, Tier 0 to 3 service desk operations for thousands of enterprise users, network system administration, database administration, information assurance/system security, information security training, and SIPRNet and NIPRNet management. We also perform maintenance, auditing, monitoring, upgrades, planning, testing, integration and configuration services, to include for security systems including Intrusion Detection Systems (IDS).

The Mission Systems group supports critical information systems that operate elements of the DoDIN to support the National Command Authority (President & Joint Chiefs of Staff), DoD and other government agencies. Our system troubleshooting and regulatory experts support the customer mission around the globe. More than 50% of our footprint is outside the continental U.S. with contracts in Europe, Africa, Australia and U.S. commonwealths and territories in the Pacific and Caribbean. We have strong and enduring relationships with a diverse set of customers throughout the U.S. DoD and federal government.

Backlog. The value of our existing Government contracts at September 30, 2019, net of amounts relating to work performed to that date, was approximately $160.3 million, of which $38.3 million was funded as of that date. The value of our existing Government contracts at December 31, 2018, net of amounts relating to work performed to that date, was approximately $138.6 million, of which $30.2 million was funded as of that date. Funded amounts represent those amounts committed under contract by Federal agencies and prime contractors.

Our track record of delivering mission critical services to its government customers spans decades, and includes contracts continuing 15 years or more. We work closely with our customers, with the high preponderance of our mission system employees co-located at customer sites. Our strong relationships and on-site presence with our customers enables us to develop substantive customer and technical domain knowledge, and translate mission understanding into exemplary program execution and continued demand for our services.

Recent Developments

Acquisition of Restaurant Magic. The Restaurant Magic acquisition was completed on December 18, 2019. Pursuant to an Interest Purchase Agreement dated November 7, 2019 (the ‘‘Interest Purchase Agreement’’), we acquired, through ParTech, 100% of the limited liability company interests of Restaurant Magic in consideration of $13.0 million of cash (subject to post-closing purchase price adjustments), $27.0 million restricted shares of our common stock (the ‘‘Share Consideration’’), and a $2.0 million subordinated promissory note. The sellers have the opportunity to earn additional purchase price consideration subject to the achievement of post-closing revenue focused milestones (‘‘Earn-Out’’). The Earn-Out, if any, is payable 50% in cash, subordinated promissory notes or a combination, at our election, and 50% in restricted shares of our common stock (the ‘‘Earn-Out Shares’’). Consistent with the Interest Purchase Agreement, on January 8, 2020 we issued 908,192 restricted shares of our common stock as Share Consideration, the actual number of Earn-Out Shares will be determined by the quotient obtained by dividing the volume weighted average price per share of our common stock on the New York Stock Exchange for the consecutive 20 trading days ending on the trading day immediately preceding the applicable earn-out payment date. Pursuant to the Interest Purchase Agreement, we agreed to prepare and file, within 60 days after the issuance of the Share Consideration and the Earn-Out Shares, one or more registration statements (collectively, the ‘‘Restaurant Magic Registration Statement’’) with the SEC, to register for resale the Share Consideration and the Earn-Out Shares and to use reasonable best efforts to cause the applicable registration statements to be declared effective as soon as practicable. We expect to file the Restaurant Magic Registration Statement promptly after the closing of this offering.

Acquisition of Assets of 3M Drive-Thru Communications Systems. On September 30, 2019, through ParTech, we completed the acquisition of assets of 3M Company’s Drive-Thru Communications Systems business, including the XT-1 and G5 headset systems, contracts and intellectual property associated with the business for $7.0 million cash.

Sale of SureCheck. On October 30, 2019, we sold substantially all of the assets of our SureCheck product group to Procurant USA LLC.

Preliminary Estimated Revenue Information for the Three Months and Year Ended December 31, 2019

We are in the process of finalizing our financial results for the three months and the year ended December 31, 2019.

The following table sets forth preliminary estimated revenue information for each of our Restaurant/Retail and Government business segments for the three months ended December 31, 2019, along with the revenue for each of these business segments for the comparable three-month period ended December 31, 2018:

	Three Months Ended December 31,		Three Months Ended December 31,
(dollars in thousands)	2019 (estimated)		2018 (actual)
	(unaudited)		(unaudited)
	Low	High
Restaurant/Retail
Product	$19,800	$20,200	$16,100
Services:	15,100	15,300	15,300
Total Restaurant/Retail Revenue	$34,900	$35,500	$30,800

Government
Contract	$17,100	$17,500	$15,900
Total Government Revenue	$17,100	$17,500	$15,900

The estimated increase in revenue in our Restaurant/Retail segment in the three months ended December 31, 2019, compared to $30.8 million in Restaurant/Retail revenue for the three months ended December 31, 2018, is primarily due to growth in our Brink POS line of business.

Within our Restaurant/Retail segment, we expect to report revenue from our Brink POS line of business for the three months ended December 31, 2019 in the range of $11.6 million to $11.8 million.  Brink POS revenue includes our Brink POS SaaS software solution, related hardware, and support services.  The estimated increase in revenue from our Brink POS line of business in the December 31, 2019 period, as compared to $6.9 million in Brink POS line of business revenue for the three months ended December 31, 2018, is primarily due to the continued growth of installed site base resulting in increases in both product and service revenue.

We are still in the process of finalizing our fourth quarter and year end results, and as a result we have not yet finally determined the number of our fourth quarter 2019 bookings.  However, we currently anticipate that when we announce final fourth quarter and full year 2019 financial results, that we will report new bookings for the fourth quarter of 2019 of between 900 and 1,000.  We deem a new booking to have occurred when we have entered into a contract with or received a purchase order from a customer for a restaurant site to which we are not currently providing and have not in the past provided, Brink services (whether or not the restaurant site is an existing customer of ours with respect to other services).

The estimated increase in revenue in our Government segment in the three months ended December 31, 2019, compared to the $15.9 million in Government segment revenue for the three months ended December 31, 2018, is primarily attributable to our ISR Solutions line of business.

The following table sets forth preliminary estimated revenue information for each of our Restaurant/Retail and Government business segments we expect to report for the year ended December 31, 2019, along with the revenue we reported for each of these business segments for the year ended December 31, 2018:

	Year Ended December 31,		Year Ended December 31,
(dollars in thousands)	2019 (estimated)		2018 (actual)
	(unaudited)		(audited)
	Low	High
Restaurant/Retail
Product	$66,000	$66,400	$78,800
Services:	56,600	56,800	55,300
Total Restaurant/Retail Revenue	$122,600	$123,200	$134,100

Government
Contract	$63,700	$64,100	$67,200
Total Government Revenue	$63,700	$64,100	$67,200

The estimated decrease in revenue in our Restaurant/Retail segment in the year ended December 31, 2019, compared to $134.1 million in Restaurant/Retail revenue for the year ended December 31, 2018, is primarily due to lower product revenue in the current year in our traditional Tier 1 customers partially offset by growth in our Brink POS line of business.

Within our Restaurant/Retail segment, we expect to report revenue from our Brink POS line of business for the year ended December 31, 2019 in the range of $41.6 million to $41.8 million.  Brink POS revenue includes our Brink POS SaaS software solution, related hardware, and support services.  The estimated increase in revenue from our Brink POS line of business in the December 31, 2019 period, as compared to $25.2 million in Brink POS line of business revenue for the year ended December 31, 2018, is primarily due to the continued growth of installed site base resulting in increases in both product and service revenue.

As of December 31, 2019, we expect that the annualized recurring revenue (ARR) from our Brink POS line of business was in the range of $19.0 million to $19.4 million, as compared with $14.4 million for the year ended December 31, 208 and $9.4 million for the year ended December 31, 2017.  ARR is operating metric that represents our Subscription as a Service (SaaS) and related revenue for our Brink POS line of business for the last month of the fiscal period, December 2019, calculated in accordance with GAAP, multiplied by twelve.  While we believe ARR provides an additional useful measure for evaluating the performance of our Brink POS line of business, it is not a substitute for historical revenue calculated in accordance with GAAP nor is it a forecast or projection of future revenues expected to be realized.  Accordingly, you should not place undue reliance on our ARR.

The estimated decrease in revenue in our Government segment in the year ended December 31, 2019, compared to the $67.2 million in Government segment revenue for the year ended December 31, 2018, is primarily attributable to lower revenue early in the current year in our ISR Solutions and Mission Systems lines of business.

The foregoing estimated revenue and bookings information is preliminary and may change based on the completion of our financial closing procedures for the three months and year ended December 31, 2019 and our year-end 2019 audit.  Those procedures and audit have not yet been completed and the estimated information may differ materially from our actual results upon completion of such closing procedures and our year-end audit.  The estimated revenue and bookings information should therefore not be viewed as a substitute for review of full annual and quarterly financial statements, which will be prepared in accordance with U.S. GAAP.  BDO USA, LLP, our independent registered accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the estimated revenue information.  It has been prepared by our management, using its reasonable judgment based on currently available information.

Updated Risk Factors Relating to Our Business

We have incurred losses in each of the last several years, and we expect to continue to incur losses for the foreseeable future.

We incurred operating losses in the each of years ended December 31, 2017 and 2018 and for the nine months ended September 30, 2019, and we expect to report an operating loss for the full year ended December 31, 2019 when we announce our full year financial results.  We expect to continue to incur losses for the foreseeable future as we continue to invest in transforming our restaurant/retail business.  We cannot assure you that we will be successful in transforming our business or in achieving or sustaining profitability in the future.

We are subject to risks presented by our recent acquisitions, which - if realized - could negatively affect our business, financial condition and operating results.

On September 30, 2019, through our wholly-owned subsidiary, ParTech, Inc., we acquired assets of 3M Company’s Drive-Thru Communications Systems business.  In addition, on December 18, 2019, through ParTech Inc., we acquired 100% of the limited liability company interests of Restaurant Magic.  Restaurant Magic is a restaurant software company located in Tampa, FL and the developer of Data Central.  Data Central is a suite of cloud back-office applications to help restaurants achieve operational and financial goals.

Risks associated with these acquisitions, if realized, could adversely affect our business, financial condition and results of operations include timing and complexity of integration, our inability to realize or maximize anticipated financial and strategic positions, unanticipated costs and prevailing economic conditions, including fluctuations in supply of, demand for, and pricing of, our drive-thru communication systems products and our restaurant software offerings.

We are subject to laws and regulations governing the protection of personally identifiable information; we are also subject to cyber-attacks. A failure to comply with applicable privacy or data protection laws or a cyber-attack could harm our reputation and have a material adverse effect on our business.

We collect, process, transmit, and/or store (on our systems and those of third-party providers) customer transactional data, as well as their and our customers’ and employees’ personally identifiable information and/or other data and information. Personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions with regard to privacy and data security, including recently enacted laws such as the California Consumer Privacy Act and the New York SHIELD Act, which provide for fines and potential liability to consumers. Likewise, the European Union’s General Data Protection Regulation, which entered into force in May 2018, imposes obligations and restrictions on the ability to collect, analyze and transfer personal data. Moreover, what constitutes personally identifiable information and what other data and/or information is subject to the privacy laws varies by jurisdiction and continues to evolve, and the laws that do reference data privacy continue to be interpreted by the courts and their applicability and reach are therefore uncertain. Our failure and/or the failure of our customers, vendors and service providers to comply with applicable privacy and data protection laws and regulations could damage our reputation, discourage current and potential customers from using our products and services, and result in fines, governmental investigations and/or enforcement actions, complaints by private individuals, and/or the payment of penalties to consumers, any one or all of which could adversely affect our business, financial condition and results of operations. Compliance with these laws and regulations, or changes in these laws and regulations, may be onerous and expensive and may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance. Moreover, allegations of non-compliance, whether or not true, could be costly, time consuming, distracting to management and cause reputational harm. Illustrative of this risk, on March 21, 2019, Kandice Neals on behalf of herself and others similarly situated (the ‘‘Neals Plaintiff’’) filed a complaint against PAR Technology Corporation in the Circuit Court of Cook County, Illinois County Department, Chancery Division (the ‘‘Circuit Court’’). The complaint asserted that PAR Technology Corporation violated the Illinois Biometric Information Privacy Act in the alleged collection, use and storage of her and others’ biometric data derived from fingerprint scans taken for authentication purposes on point-of-sales systems. The lawsuit was dismissed on December 19, 2019 without prejudice. On January 15, 2020, the Neals Plaintiff filed an amended complaint against ParTech with the Circuit Court. While we believe the lawsuit is without merit and intend to defend it vigorously, even if we are ultimately successful in our defense, we will need to spend money, time and attention to defend against the complaint. On January 29, 2020, ParTech filed its answer and affirmative defenses to the amended complaint. We have been notified by one of our insurance carriers that they do not intend to cover our litigation expenses or any losses incurred by us in connection with this matter.

We have established practices and procedures intended to protect our systems and information against cyber-attacks. However, there can be no assurance that such measures will prevent all cyber-attacks from impacting our systems and information. Our systems, and those of our third-party providers, have and could in the future become subject to cyber-attacks, including using computer viruses, credential harvesting, dedicated denial of services attacks, malware, social engineering and other means for obtaining unauthorized access to or disrupting the operation of our systems and those of our third-party providers. Even though prior incidents did not have a material adverse effect on our systems and operations, there can be no assurance that the same will be the case in the future. A failure or interruption of our systems or those of our third-party providers may, and could in the future, result in operational disruptions, costly governmental investigations, unauthorized access or misappropriation of information, including interruption of systems availability or denial of access to and misuse of applications or information required by our customers to conduct their business. Any operational disruptions, unauthorized access or misappropriation of information (including personally identifiable information or personal data) could harm our relationship with our customers and could have a material adverse effect on our business, financial condition, reputation and results of operations.

If we are unable to recruit and retain qualified employees, our business may be harmed.

Our future success depends on our ability to hire and retain sufficient numbers of highly skilled individuals with software development, engineering and technical skills. Competition is intense in the skill-sets we require, including in our Brink business and our Restaurant/Retail segment generally and we have, from time to time, experienced challenges in our recruiting efforts. If we grow quickly without recruiting adequate teams, we may not be able to keep up with the needs of our customers and our business and reputation may be harmed. Moreover, many positions in our Government business require security clearances, which can be difficult and time-consuming to obtain, resulting in increased competition for such uniquely qualified individuals. Our failure to hire and retain qualified developers, engineers, and other technical and skilled employees to contribute to our business could adversely affect our ability to not only perform our current contract obligations, but to innovate, and rapidly and effectively change and introduce new products and services, and our financial condition and results of operations may suffer.

Two customers account for a significant portion of our revenues in the Restaurant/Retail segment. The loss of one of these customers, or a significant reduction, delay, or cancellation of purchases by one of these customers, would materially adversely affect our business, financial condition, and results of operations.

Revenues from our Restaurant/Retail segment constituted 65% and 67% of our total consolidated revenues for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively; and, aggregate sales to our two largest customers, which include sales to these two customers’ respective franchisees - McDonald’s Corporation and Yum! Brands, Inc., which consists of the Kentucky Fried Chicken, Taco Bell and Pizza Hut brands – constituted 10% (McDonald’s) and 14% (Yum!) and 19% (McDonald’s) and 13% (Yum!) of total consolidated revenues for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively. There were no other customers that comprised greater than 10% of our total consolidated revenues during these periods. Significant reductions, delays, or cancellation of orders by one of these customers, or the loss of one of these customers, would reduce our revenue and operating income and would materially and adversely affect our business, operating results and financial condition.

We face extensive competition in our markets, and our failure to compete effectively could result in price reductions and/or decreased demand for our products and services.

The markets for our software and hardware products are characterized by rapid technological advances, intense competition among existing and emerging competitors, evolving industry standards, emerging business, distribution and support models, disruptive technology developments, and frequent new product introductions.

While we think our software and hardware products offer competitive, innovative features and functionality, any one of these factors could create downward pressure on pricing and gross margins and could adversely affect sales to our existing customers, as well as our ability to attract and sell to new customers. Our future success depends on our ability to anticipate and identify changes in customer needs and/or relevant technologies and to rapidly and effectively introduce new and innovative products, features and functions; it also depends on our ability to effectively communicate with our customers and quickly respond to our customers’ requirements, which are areas in which we have experienced challenges. If we fail in these efforts, our business, results of operations and financial conditions could suffer. Any delay in the development, marketing, or launch of new products or enhancements to our existing products, or failure to effectively communicate or meet our customers’ requirements, could result in reduced sales, performance penalties, or termination of contracts, and could damage our reputation and relationships with our customers and impede our ability to attract new customers, causing a decline in our revenue, earnings or stock price and weakening our competitive position.

Part of our competitive strategy is to enter into new market segments and to attract larger customers that operate in different Restaurant/Retail spaces, particularly the table-service market. If we are not successful in penetrating markets that our competitors are already active in or in securing new customers or we lose current customers, our business, financial condition and operating results may suffer.

Our government contracting business has been focused on niche offerings, reflecting our expertise, primarily in the areas of intelligence, surveillance and reconnaissance, systems engineering & evaluation, satellite and telecommunications services and management technology/systems services. Many of our competitors in the Government segment are larger and have substantially greater financial resources and broader capabilities in management technology. We also compete with smaller companies, many of which are designated by the government for preferential ‘‘set aside’’ treatment, that target particular segments of the government market and may have superior capabilities in a particular segment. These companies may be better positioned to obtain contracts through competitive proposals. Consequently, there are no assurances we will continue to win government contracts as a prime contractor or subcontractor, and our failure to do so, would reduce our revenue and operating income and could adversely affect our business, operating results and financial condition.

The consequences of activities that were the subject of our internal investigation could have a material adverse effect on our business and could subject us to regulatory scrutiny.

In 2016, our Audit Committee commenced an internal investigation into conduct at our China and Singapore offices to determine whether certain import/export and sales documentation activities were improper and in violation of the U.S. Foreign Corrupt Practices Act, or FCPA, and other applicable laws, and certain of our internal policies. We voluntarily notified the SEC and U.S. Department of Justice, or DOJ, of the internal investigation. Following the conclusion of the Audit Committee’s internal investigation, we voluntarily reported the relevant findings of the investigation to the China and Singapore authorities.

In early April 2019, the SEC notified us that based on current information, it did not intend to recommend an enforcement action against us; shortly, thereafter, the DOJ advised that it did not intend to separately proceed. We are cooperating with the China and Singapore authorities; however, we are currently unable to predict what actions the China and Singapore agencies might take, or what the likely outcome of any such actions might be, or estimate the range of reasonably possible fines or penalties, such actions, fines and/or penalties could be material, resulting in a material adverse effect on our business, prospects, reputation, financial condition, liquidity, results of operations or cash flows.

If we fail to maintain effective internal controls, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock may be adversely affected, and we may become subject to regulatory investigation or sanctions.

If we fail to maintain effective internal controls, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC could be adversely affected, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and subject us to investigation or sanctions by the SEC, DOJ, or other governmental agencies (including foreign government agencies). Any such consequence or other negative effect could adversely affect our business, results of operations, and financial condition.

We have in the past reported material weaknesses in our internal control over financial reporting, most recently in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2017. We cannot assure you that we will not report material weaknesses in our internal control over financial reporting in future periods.

There are risks related to the implementation of our new global enterprise resource planning system (‘‘ERP’’).

We are currently engaged in a multi-year process of conforming the majority of our operations onto one global enterprise resource planning system (‘‘ERP’’). The ERP is designed to improve the efficiency of our supply chain and financial transaction processes, accurately maintain our books and records, and provide information important to the operation of the business to our management and sales teams. In October 2019 we went live on the first phase of implementation of the ERP. The implementation will continue to require significant investment of human and financial resources, and we may experience significant delays, increased costs and other difficulties as a result. Any significant disruption or deficiency in the design and implementation of the ERP could have a material adverse effect on our ability to fulfill and invoice customer orders, apply cash receipts, place purchase orders with suppliers, and make cash disbursements, and could negatively impact data processing and electronic communications among business locations, which may have a material adverse effect on our business, financial condition or results of operations. We also face the challenge of supporting our older systems and implementing necessary upgrades to those systems while we complete implementation of the new ERP system. While we have invested significant resources in planning and project management, significant implementation issues may arise.

We are subject to risks associated with compliance with international laws and regulations which may harm our business.

Although only 5% and 7% of our total consolidated revenues for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively, were derived from sales outside of the U.S., we have operations across the globe, and our international operations subject us to a variety of risks and challenges, including:

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compliance with foreign laws and regulations, including the FCPA, the U.K. Bribery Act of 2010, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our software and hardware in certain foreign markets, and the risks and costs of non-compliance with such laws and regulations, including fines, penalties, criminal sanctions against us, our officers or employees, prohibitions on the conduct of our business and damage to our reputation;

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increased risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements;

◾	reduced protection of our intellectual property rights in certain countries and practical difficulties and costs of enforcing rights abroad;
◾	compliance with the laws of numerous foreign taxing jurisdictions and overlapping of different tax regimes;
◾	uncertainty around a potential reverse or renegotiation of international trade agreements and partnerships under President Donald J. Trump’s administration;
◾	sales and customer service challenges associated with operating in different countries;
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difficulties in receiving payments from different geographies, including difficulties associated with currency fluctuations, payment cycles, transfer of funds or collecting accounts receivable, especially in emerging markets;

◾	variations in economic or political conditions between each country or region; and
◾	increased infrastructure and legal compliance costs.

The recent outbreak of coronavirus (2019 nCoV) could harm our business.

The recent outbreak of a novel coronavirus (2019 nCoV) first identified in Wuhan, Hubei Province, China, could cause disruption to our suppliers or their manufacturers located in China and elsewhere. Our suppliers and their manufacturers could be disrupted by worker absenteeism, quarantines, or other travel or health-related restrictions as a result of 2019 nCoV outbreaks or concern over 2019 nCoV. If our suppliers or their manufacturers are so affected, our supply chain could be disrupted, our product shipments could be delayed, and our business could be adversely affected.

A portion of our Government segment revenue is derived from U.S. government contracts, which contain provisions unique to public sector customers, including the U.S. government’s right to modify or terminate these contracts at any time.

In the nine months ended September 30, 2019 and the year ended December 31, 2018, we derived 35% and 33%, respectively, of our total consolidated revenues from contracts to provide technical expertise to government organizations and prime contractors. In any given year, the majority of our government contracting activity is associated with the U.S. Department of Defense. Contracts with the U.S. government typically provide that such contracts are terminable, in whole or in part, at the convenience of the U.S. government. If the U.S. government terminates a contract on this basis, we would be entitled to receive payment for our allowable costs and, in general, a proportionate share of our fee or profit for work actually performed. Most U.S. government contracts are also subject to modification or termination in the event of changes in funding. As such, we may perform work prior to formal authorization, or the contract prices may be adjusted for changes in scope of work. Termination or modification of a substantial number of our U.S. government contracts could have a material adverse effect on our business, financial condition, and results of operations.

We perform work for various U.S. government agencies and departments pursuant to fixed-price, cost-plus fixed fee and time-and-material prime contracts and subcontracts. Approximately 40% and 60% of revenues derived from government contracts for the nine months ended September 30, 2019 and for the year ended December 31, 2018, respectively, were based on fixed-price or time and material contracts, and the balance (approximately 60% and 40% of total government revenues, respectively) was based on cost-plus fixed fee contracts. Most of our contracts are for one-year to five-year terms.

While fixed-price contracts allow us to benefit from cost savings, they also expose us to the risk of cost overruns. If the initial estimates we use for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our governmental contracts have provisions relating to cost controls, and audit rights and if we fail to meet the terms specified in those contracts, then we may not realize the full benefit of the contracts. Lower earnings caused by cost overruns would have an adverse effect on our financial results.

Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost-plus fixed fee contracts, we are reimbursed for allowable costs and paid a fixed fee. If our costs under either of these types of contracts were to exceed the contract ceiling, or are not allowable under the provisions of the contract or applicable regulations, we may not be reimbursed for 100% of our associated costs. Our inability to control our costs under either a time-and-materials contract or a cost-plus fixed fee contract could have a material adverse effect on our financial condition and operating results. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

A portion of our total assets consists of goodwill and identifiable intangible assets, which are subject to a periodic impairment analysis. A significant impairment determination in any future period could have an adverse effect on our results of operations.

Our goodwill was approximately $13.4 million at September 30, 2019 and $11.1 million at December 31, 2018, and our intangibles were $13.9 million at September 30, 2019 and $10.9 million at December 31, 2018, respectively. Goodwill and identifiable intangible assets were primarily a result of business acquisitions and internally developed capitalized software. As a result of the 3M acquisition and the Restaurant Magic acquisition, our goodwill and intangibles have increased subsequent to September 30, 2019. We test our goodwill and identifiable intangible assets for impairment annually, or more frequently if an event occurs or circumstances change that would indicate possible impairment. We describe the impairment testing process and results of this testing more thoroughly in ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates’’ in our Annual Report on Form 10-K for the year ended December 31, 2018. If we determine an impairment has occurred at any point in time, we will be required to reduce goodwill and/or identifiable intangible assets on our balance sheet. Additional information about our impairment testing is contained in Note 1 - Summary of Significant Accounting Policies - of the Annual Report on Form 10-K for the year ended December 31, 2018.

Updated Risk Factors Relating to Our Common Stock

We have never paid cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have not paid cash dividends on our common stock, and we presently intend to continue to retain earnings for reinvestment in growth opportunities. Future cash dividends, however, will be at the discretion of our board of directors, and the amount of cash dividends per share will depend on, among other things, our future earnings, financial condition, results of operations, level of indebtedness, capital requirements and surplus, contractual restrictions, the number of shares of common stock outstanding, as well as the legal requirements, regulatory constraints and other factors that our board of directors deems relevant. It is anticipated no cash dividends will be paid in the foreseeable future.

The price of our common stock may be negatively impacted by factors that are unrelated to our actual operating performance.

A number of factors can impact the trading price of our common stock, many of which are outside our control. The stock market in general is subject to fluctuations that affect the share prices and trading volumes of many companies, and these broad market fluctuations could adversely affect the market price of our common stock. Factors that could affect our common stock price include but are not necessarily limited to the following:

◾	sales of our common stock from time to time pursuant to the Restaurant Magic Registration Statement;
◾	actual or anticipated fluctuations in our operating results and financial condition;
◾	the performance and prospects of our major customers;
◾	the concentrated beneficial ownership of our common stock by our founder and director, Dr. John W. Sammon;
◾	fluctuations in the trading volume of our common stock;
◾	shareholder activism;
◾	actual or anticipated regulatory action against us;
◾	the lack of earnings guidance and minimal securities analysts following us;
◾	investor perception of us and the industries in which we operate;
◾	uncertainty regarding domestic and international political conditions, including tax policies; and
◾	uncertainty regarding the prospects of domestic and foreign economies.

If securities analysts do not publish research or reports about our business, or if they issue unfavorable commentary or negative recommendations with respect to our common stock, the price of our common stock, and consequently the trading price for the notes, could decline.

The trading market for our common stock is influenced by the research and reports that equity research and other securities analysts publish about us, our business and our industry. We do not have control over these analysts. Analysts could issue negative recommendations with respect to our common stock or publish other unfavorable commentary or cease publishing reports about us, our business or our industry. If one or more of these analysts cease coverage of us, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common stock, and consequently the trading price for the notes, could decline rapidly and our common stock trading volume could be adversely affected.

Future sales, or the perception of future sales, of our common stock or our other securities could depress the price of our common stock.

We may issue and sell additional shares of common stock or other securities to raise capital or issue shares for other purposes, including in connection with the repurchase of the 2024 notes, acquisitions or other strategic transactions. We cannot predict (i) the size of future issuances of equity securities, (ii) the size and terms of future issuances of debt instruments or other securities convertible into equity securities or (iii) the effect, if any, that future issuances and sales of our securities will have on the market price of the common stock. Further, much of our outstanding common stock is eligible for sale in the public market.

Additional issuances of our securities may involve the issuance of a significant amount of our common stock, including at a price less than the current market price for our common stock. Such issuances, or the perception that they could occur, may adversely affect the prevailing market price of our common stock. Any transaction involving newly issued common stock could result in dilution, possibly substantial, to security holders. Further, shares of our common stock may be sold from time to time pursuant to the Restaurant Magic Registration Statement. In addition, our officers and directors, in particular Dr. John Sammon, own 13.9% of the 17,552,520 shares of our common stock outstanding as of January 31, 2020. Further, we are currently negotiating with our CEO for an amended or new employment agreement. If and until we amend or replace his current employment agreement, the terms of his March 2019 employment agreement remain in effect, including annual awards of 90,000 shares of performance vesting restricted stock in or about each of March 2020 and March 2021; any amended or new employment agreement, if entered into, is expected to include significantly more and different or additional equity awards, including options, performance and time vesting service awards. Sales of substantial amounts of our common stock by our existing stockholders, or the perception that these sales could occur, including the perception that securities granted under our equity compensation and incentive plans will be sold in the public market, could adversely affect the prevailing market price of our common stock. A decline in the market price of our common stock or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Our bylaws designate the state courts of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors and officers.

Our bylaws provide that unless our board of directors otherwise determines, the state courts of the State of Delaware will be the sole and exclusive forum for:

◾	any derivative action or proceeding brought on our behalf;
◾	any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders;
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any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the Delaware General Corporation Law (the ‘‘DGCL’’) or our certificate of incorporation or bylaws; or

◾	any action asserting a claim governed by the internal affairs doctrine.

This exclusive forum provision may limit the ability our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Certain provisions of our certificate of incorporation and bylaws and Delaware law may discourage a takeover of our company.

Our certificate of incorporation and bylaws contain certain provisions that may discourage, delay, or prevent a change in our management or control over us. For example, our certificate of incorporation and bylaws, collectively:

◾	Authorize the issuance of undesignated preferred stock that could be issued by our board of directors to thwart a takeover attempt;
◾	Provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;
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Permits only the board of directors, or the chairman of the board of directors or the president pursuant to a resolution approved by a majority of the then authorized number of directors of the Company to call special meetings of stockholders;

◾	Prohibit stockholder action by written consent except by unanimous writer consent of all stockholders; and
◾	Establish advance notice requirements for nominations of candidates for elections as directors or to bring other business before an annual meeting of our stockholders.

These provisions could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of stockholders may consider such proposal, if effected, desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions may inhibit increases in the trading price of our common stock that may result from takeover attempts or speculation.